SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT (the “Agreement”), dated May 15, 2013 by and between John a/k/a Jack McGrath, an individual (“Executive”) and JAKKS Pacific, Inc., a Delaware corporation (“JAKKS” or the “Company”) amends the Employment Agreement, defined below and as amended hereby, and is entered into pursuant to Section 20 of the Employment Agreement.

W I T N E S S E T H:

WHEREAS, Executive and the Company entered into an Employment Agreement on March 4, 2010 which was effective January 1, 2010, and was amended by a First Amendment to Employment Agreement dated August 23, 2011 (collectively, the “Employment Agreement”); and

WHEREAS, Executive and the Company desire to amend the terms of the Employment Agreement in certain respects without modifying, changing or otherwise amending any other provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Employment Agreement.

2.	The text of Section 2 of the Employment Agreement shall be deleted in its entirety, and the following shall be substituted therefor:

“Term. The employment of Executive hereunder shall commence on the Effective Date and continue until December 31, 2015, subject to earlier termination on the terms and conditions provided elsewhere in this Agreement (the “Term”). As used herein, “Termination Date” means the last day of the Term.”

3.	The following new paragraph (A) is added to Paragraph 3(d)(i) of the Employment Agreement:

(1)	Subject to the terms (including, without limitation, the availability of shares reserved for issuance thereunder) of the Plan and the applicable Restricted Stock Agreement, and as additional consideration for Executive agreeing to this second amendment to his Employment Agreement, on January 1, 2014, and January 1, 2015 (each such date also referred to as an “Annual Issuance Date”) the Company shall issue to Executive a number of shares of restricted common stock of the Restricted Stock, with a value equal to $75,000 (hereafter, the Restricted Stock issued under this Section 3(d)(i)(A) shall also be referred to as the “Section 3(d) Restricted Stock”). The number of shares of Section 3(d) Restricted Stock to be issued to Executive on each Annual Issuance Date occurring on and after January 1, 2014 shall be determined by dividing $75,000 by the closing price of a share of the Company’s common stock, par value $.001 per share (the “Common Stock”), on the first trading date immediately preceding the Annual Issuance Date.

(2)	The first vesting date for each $75,000 award of Section 3(d) Restricted Stock awarded on and after January 1, 2014 shall occur effective as of the date in the calendar year immediately following the EPS Reference Year in which the Annual Issuance Date occurs with respect to such award that it is determined that the Company’s “Earnings Per Share” (defined below) for the EPS Reference Year is at least equal to the “Minimum Earnings Per Share” (defined below; such Minimum Earnings Per Share, the “3% Vesting Condition”). Subject to the satisfaction of the 3% Vesting Condition, subsequent vesting of each tranche of the Section 3(d) Restricted Stock awarded for an EPS Reference Year shall occur in accordance with the vesting schedule set forth on Exhibit A attached to this Agreement.

(3)	The term “Minimum Earnings Per Share” shall mean (X) with respect to Fiscal year 2014, the greater of $1.05 or an amount that is 3% higher than the actual Earnings Per Share for fiscal year 2011, and (Y) with respect to Fiscal year 2015, the greater of $2.10 or an amount that is 3% higher than the actual Earnings Per Share for fiscal year 2012.

4.	Section 3(e) of the Employment Agreement is amended to add the following at the end of clause 3(e)(1), entitled “Bonus Criteria”:

In addition to the Base Salary and Section 3(d) Restricted Stock compensation, Executive shall be eligible to receive as compensation for performance during fiscal years 2014 and 2015, a performance-based bonus award equal to up to 125% of Executive’s Base Salary for the applicable fiscal year (hereafter, such bonus for 2013 and 2014 is also referred to as an “Annual Performance Bonus,” which, together with the Section 3(d) Restricted Stock is referred to herein collectively as the “Bonus”), as further provided below in this Section. The award of the Annual Performance Bonus for fiscal years 2014 and 2015 shall be determined by Bonus Criteria established by the Compensation Committee of the Board of Directors during the first quarter of the relevant fiscal year for which the Bonus Criteria are being established, based upon such financial factors (e.g., Adjusted Earnings Per Share, return on equity, growth in Common Stock price) and non-financial factors (e.g., organic growth, personnel development) determined by the Compensation Committee in its discretion. One-half of the Annual Performance Bonus earned for fiscal years 2014 and 2015 shall be payable in Restricted Stock as provided in Section 3(e)(2) of the Employment Agreement, vesting in two equal annual installments, the first installment of which shall vest on the Annual Performance Bonus Award Date and thereafter on January 1 in each subsequent year until the final vesting date on January 1, 2017, notwithstanding that this Agreement shall have earlier expired or terminated, but subject to Section 3(j) of the Employment Agreement.

5.	Section 12(c) of the Employment Agreement is amended to replace the date December 31, 2013 that appears in such paragraph with the date December 31, 2015.

6.	Except as expressly set forth herein, all other terms and provisions of the Employment Agreement as amended shall remain in full force and effect and unmodified hereby, and Executive shall be entitled to continue to receive all other benefits provided thereunder.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above, intending to be legally bound hereby.

JAKKS PACIFIC, INC.

By:
Name: Stephen Berman
Title: President & CEO

John a/k/a Jack McGrath

EXHIBIT B

VESTING SCHEDULE FOR SHARES OF RESTRICTED STOCK ISSUED UNDER SECTION 3(d)(i)(A)

Dollar Value of Shares Issued	Issuance Date	First Vesting Date	% of Shares Vesting on First Vesting Date	Second Vesting Date[1]	% of Shares Vesting on Second Vesting Date	Third Vesting Date	% of Shares Vesting on Third Vesting Date
$75,000.00	Jan 1, 2014	Date in 2014 as of which the 3% Vesting Condition is determined to have been satisfied	33⅓%	Jan 1, 2015	33⅓%	Jan 1, 2016	33⅓%
$75,000.00	Jan 1, 2015	Date in 2015 as of which the 3% Vesting Condition is determined to have been satisfied	50%	Jan 1, 2016	50%	N/A	N/A

1 This schedule assumes that for each issuance of Section 3(d) Restricted Stock, the 3% Vesting Condition is satisfied as of the first possible vesting date.